Exhibit 10.35

LEASE AGREEMENT

CONCLUDED BETWEEN

The Unregistered Partnership CALDERARI & SCHWAB, Schloss-Strasse 8a, 2560 Nidau

- Lessor -

AND

STAAR Surgical AG, Hauptstrasse 104, 2560 NIDAU

- Lessee -

1.	Leased property

The Lessee rents the following spaces in the property Hauptstrasse 104, 2560 Nidau

Office space measuring 150 m2, separated into four individual offices with separate entrance area, including two WC on the first floor.

2.	Lease start date

The lease starts on March 1, 2007.

3.	Lease term

The lease term is fixed until October 31, 2008.

If the option is not exercised and if neither of the two parties give notice by April 30, 2008, the lease contract will be extended by 1 year, after expiration of the fixed lease term. The notice period is always 6 months and must be adhered to.

3.1	Option right

The Lessee has an option right of 1 x 3 years.
The Lessee must indicate in writing at least 6 months prior whether it elects to exercise its option right.

3.2	Every time another lessee vacates a space in the property, the Lessee has the option to move into the vacated space. If the Lessee elects to exercise this option, the Lessee may withdraw from this contract before its expiration as part of the exercised option.

4.	Net lease amount

The net lease amount is CHF 21,000.00 annually.

4.1	The net lease amount of CHF 21,000.00 annually is tied to the consumer price index BIGA as of March 1, 2007.

After March 1, 2007, the net lease amount may be adjusted once by the full percentage change in the index on each January 1, regardless of the fixed lease term of the contract, at the request of either party. The first adjustment may take place no earlier than January 1, 2008.

4.2	Incidental expenses

Advance payments for heating costs, electricity costs in the common spaces, boiler costs, water charges, waste water and waste removal charges, if any, for which the Lessor will provide an account statement each April 30, amount to CHF 200.00 per month.

The amount charged is based on the leased square meters.

5.	Usage of the leased property

5.1	The leased property is being used as office space. The Lessee must request the Lessor's approval in the event of any changes to the intended purpose of the space.

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5.2.	Maintenance

The Lessee is obliged to keep the property clean and in order. Annual repairs that do not exceed 2% of the annual lease amount must borne by the Lessee.

If damage is detected in or on the leased property, the Lessee is required to limit the damage as much as possible, either by taking immediate measures at its own expense or by immediately notifying the Lessor.

The Lessee must permit repairs, minor finishing work or required changes to the leased property and the entire property without claims for compensation.

The Lessee is fully responsible for carrying out the following repair work.

-	Repairs of elevator straps, tapes or ropes of shutters and sun shades.

-	Replacement of electrical switches, outlets, fuses, light bulbs (also of the lighting fixtures belonging to the building on a pro rata basis), water taps and door locks)

-	Unclogging of pipes, sinks, toilets, washing facilities, etc.

-	Repair or replacement of seals on radiators or other equipment.

5.3	House regulations

The Lessee undertakes to show reasonable consideration for other lessees and neighbors in every respect and to comply with the applicable house regulations.

5.4	Sub-leasing

Sub-leasing of the spaces is only permitted with the express consent of the Lessor.

5.5	Accessibility of the leased property

The Lessor has the right to enter the leased premises with prior appointment at any time in order to safeguard its interests.

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6.	Insurances

6.1	The Lessee is expected to reasonably insure all machines, furnishings, furniture, goods and generally all items located in the leased space at its own cost against theft, fire, explosion and water damage, including all risks in connection with its operations, and the Lessee is in particular expected to provide insure cover for tenant liability.
The Lessee is liable for all consequences of potential non-compliance with this obligation with the Lessor being fully compensated.

7.	Company signs and lettering

7.1	Installation and execution

The Lessee may only put up company signs and lettering with the prior consent of the Lessor at the indicated location. The Lessor is responsible for deciding its type and design, particularly with regard to the arrangement, order, size, color, format and material.

7.2	Costs

The costs for new lettering or changes must be borne by the Lessee. The Lessee is also responsible for any costs arising from potential removal and reattachment due to a change of lessees.

8.	Changes to the leased property

8.1.	Approval

Changes to the leased property are only permissible with the express written approval of the Lessor.

9.	Return of the leased property

9.1	Cleaning

The leased property must be returned in a clean and generally orderly state.

9.2.	Damage

The Lessee is liable for any damage that is not the result of normal wear and tear. Such damage must be repaired by the Lessee by the end of the leasing relationship.

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9.3	Repairs

Repairs should be carried out according to the practices of the Property and Home Owners Association (Grund- und Hauseigentümerverband) of Biel and surrounding areas.

10.	The Lessee has the right to have the present lease contract entered in the land register at its own cost.

11.	Jurisdiction

11.1	The parties agree on Nidau as the jurisdiction in the event of any disputes.

11.2	The Swiss Code of Obligations (Schweizer Obligationenrecht) applies for all liabilities arising under this lease contract.

This contract has been executed in triplicate. One copy each is held by the Lessor and the Lessee and one copy is intended for the land registry office.

The Lessee:	The Lessor:

/s/	/s/

Philippe Subrin	Walter Schwab

/s/	/s/

Hans Martin Blickensdörfer	Enzo Calderari

STAAR Surgical AG	Unregistered Partnership

CALDERARI & SCHWAB

Nidau, [handwritten] June 11, 2007	Nidau,

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